Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Chris Ogle	Media Contact:	Kris Marubio
	Levi Strauss & Co.		Levi Strauss & Co.
	(800) 438-0349		(415) 501-6709
	Investor-relations@levi.com		kmarubio@levi.com

LEVI STRAUSS & CO. APPOINTS JILL BERAUD TO BOARD OF DIRECTORS

SAN FRANCISCO (February 12, 2013)—Levi Strauss & Co. (LS&Co.) announced today that it has elected Jill Beraud to its Board of Directors effective immediately. She is chief executive officer of Living Proof, the innovative beauty company that utilizes advanced scientific technologies originating from MIT and, most recently, added Jennifer Aniston as co-owner and hair care spokesperson.

“Jill Beraud is a highly respected leader of multi-billion dollar iconic brands in fashion, beauty and consumer products,” said Stephen C. Neal, Chairman of the Board of Levi Strauss & Co. “Her global marketing experience and fierce creativity will be invaluable to both our Board and the company as we continue on a course to connect with consumers around the world in new and interesting ways.”

Before joining Living Proof, Ms. Beraud was president of the Starbucks/Lipton Joint Ventures and global chief marketing officer at PepsiCo, where she was responsible for developing brand and marketing strategies for PepsiCo’s $60 billion portfolio of food and beverage brands. In addition, she serves on the Board of Directors for retailer New York & Company, Inc.

Previously, Jill spent 13 years at Limited Brands as chief marketing officer of Victoria’s Secret and executive vice president of marketing for its broader portfolio of specialty brands, including Bath & Body Works, C.O. Bigelow, Express, Henri Bendel, and Limited Stores. She began her career at Procter & Gamble.

“I’m honored to join the board of such an iconic, beloved global brand. Levi Strauss & Co. not only created the denim category in America but helped define what was culturally cool and aspirational to many generations around the world. I’ve also admired the company’s commitment to blending style and sustainability,” said Ms. Beraud. “I look forward to using my global business and brand-building expertise to help the management team continue to elevate the Levi’s® and Dockers® brands worldwide while driving long-term profitable growth and shareholder value.”

About Levi Strauss & Co.

Levi Strauss & Co. is one of the world’s largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 2,300 franchised and company-operated stores. Levi Strauss & Co.’s reported fiscal 2012 net revenues were $4.6 billion. For more information, go to http://levistrauss.com.

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